Exhibit 3.1

Profit Corporation

Articles of Incorporation

I. The name of the corporation is:

LASER PHOTONICS CORPORATION

II. The name and physical address of the registered agent of the corporation is:

LEGALINC CORPORATE SERVICES INC.

5830 E 2ND ST, STE. 7000 #832

CASPER, WY 82609

III. The mailing address of the corporation is:

5830 E 2ND ST, STE. 7000 #832

CASPER, WY 82609

IV. The principal office address of the corporation is:

5830 E 2ND ST, STE. 7000 #832

CASPER, WY 82609

V. The number, par value, and class of shares the corporation will have the authority to issue are:

Number of Common Shares: 50,000,000	Common Par Value: $0.0100

Number of Preferred Shares: 0	Preferred Par Value: $0.0000

VI. The name and address of each incorporator is as follows:

LEGALINC CORPORATE SERVICES INC.

Signature:	/s/ LOVETTE DOBSON	Date: 11/08/2019

Print Name:	LOVETTE DOBSON

Title:	INCORPORATOR